Exhibit 10.1

Amendment No. 4 to
Employment Agreement

This Amendment No. 4 shall modify the terms of the Employment Agreement dated June 30, 2005, as amended, (“Agreement”) between Intelligroup, Inc. (the “Company”) and Vikram Gulati (the “Executive”). This Amendment No. 4 shall be effective as of July 1, 2008 (the “Amendment Effective Date”). Except as expressly set forth below all other terms and conditions in the Agreement remain in full force and effect.

1. “Section 2. Term of Agreement” of the Agreement is hereby amended by replacing “thirty-six months” with “four (4) years.”

2. "Section 4.2. Incentive Compensation Bonus" of the Agreement is hereby amended by replacing “one hundred percent (100%) of the Base Salary” with “$275,000”.

3. “Section 7.2 Severance” of the Agreement is hereby deleted in entirety and replaced by the following; “Executive shall be eligible for twenty-four months of severance (which shall consist of Base Salary plus the incentive compensation as set forth in Section 4.2) pay following the termination of this Agreement unless the agreement is terminated for Cause. The payments shall commence upon the day following termination and continue for a period of twenty-four months in accordance with the Company's standard payroll practices. The unvested options at the time of termination shall be cancelled and returned to the Company.”

IN WITNESS WHEREOF, the parties hereto have executed the Amendment No. 4 as of March 4, 2009.

/s/ Vikram Gulati	/s/ Alok Bajpai

Executive – Vikram Gulati	Intelligroup, Inc.

Name: Alok Bajpai Title: CFO, Treasurer and Secretary